EXHIBIT 10.8

          AMENDMENT NUMBER FIVE TO REVOLVING CREDIT AGREEMENT

          This AMENDMENT NUMBER FIVE TO REVOLVING CREDIT AGREEMENT (this “Amendment”), dated as of July 1, 2005, is entered into among NATIONAL TECHNICAL SYSTEMS, INC., a California corporation (“Parent”), NTS TECHNICAL SYSTEMS, a California corporation, dba National Technical Systems (“NTS”), XXCAL, INC., a California corporation (“XXCAL”), APPROVED ENGINEERING TEST LABORATORIES, INC., a California corporation (“AETL”), ETCR, INC., a California corporation (“ETCR”), ACTON ENVIRONMENTAL TESTING CORPORATION, a Massachusetts corporation (“Acton”), PHASE SEVEN LABORATORIES, INC., a California corporation (“Phase Seven”), and one or more Subsidiaries of Parent, whether now existing or hereafter acquired or formed, which become party to the Agreement (as defined below) by executing an Addendum in the form of Exhibit 1 of the Agreement (NTS, XXCAL, AETL, ETCR, Acton, Phase Seven and such other Subsidiaries are sometimes individually referred to herein as a “Subsidiary Borrower” and collectively referred to herein as “Subsidiary Borrowers”, and Subsidiary Borrowers and Parent are sometimes individually referred to herein as a “Borrower” and collectively referred to herein as “Borrowers”), the financial institutions from time to time parties hereto as Lenders, whether by execution hereof or an Assignment and Acceptance in accordance with Section 11.5(c) of the Agreement, and Comerica Bank, in its capacity as contractual representative for itself and the other Lenders (“Agent”), with reference to the following facts:

          A.          Borrowers (other than Phase Seven), Agent and Lenders previously entered into that certain Revolving Credit Agreement, dated as of November 21, 2001, as amended by that certain Amendment Number One to Revolving Credit Agreement, dated as of July 17, 2002, that certain Amendment Number Two to Revolving Credit Agreement, dated as of November 25, 2002, that certain Amendment Number Three to Revolving Credit Agreement, dated as of July 21, 2003, and that certain Amendment Number Four to Revolving Credit Agreement, dated as of July 30, 2004 (as amended, the “Agreement”);

          B.          Borrowers (other than Phase Seven) and Agent, in its capacity as Agent for the Lenders, entered into that certain Security Agreement, dated as of November 21, 2001 (the “Security Agreement”);

          C.          Concurrent herewith, Phase Seven is executing and delivering an Addendum to Revolving Credit Agreement and an Addendum to Security Agreement in order to become a Borrower under the Agreement and the Security Agreement; and

          D           Borrowers, Agent and Lenders desire to further amend the Agreement in accordance with the terms of this Amendment.

          NOW, THEREFORE, in consideration of the foregoing, the parties hereto hereby agree as follows:

          1.          Defined Terms. All initially capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

          2           Amendments to the Agreement.

          2.1          Borrowers. All references to “Borrowers” in the Agreement shall include Phase Seven.

          2.2           Definitions.

          (a)           The following definitions set forth in Section 1.1 of the Agreement are hereby amended in their entirety as follows:

“Borrowing” means a borrowing of Revolving Loans or Equipment Loans from the Revolving Loan Lenders or Equipment Loan Lenders, as applicable, pursuant to the terms and conditions hereof.

“Commitment” means a Lender’s Revolving Credit Commitment, Term Loan Commitment, and/or Equipment Loan Commitment, as the context requires.

          “Consolidated Adjusted Net Income” means, with respect to any period, the consolidated net income of Borrowers and the Subsidiaries after all federal, state and local income taxes reflected on Borrowers’ Financial Statement for such period, calculated in accordance with GAAP plus (x) any non-cash compensation paid to Borrowers’ and the Subsidiaries’ officers, directors and employees, including non-cash stock option expense determined in accordance with FAS 123R and (y) the write-off of goodwill, if any, as required by FASB 142.

          “Debt Service Coverage Ratio” means, with the exception of test dates July 31, 2005 and October 31, 2005, for the rolling four fiscal quarter period ending on the date of determination, the ratio of (i) the sum of: (1) Consolidated Adjusted Net Income for such period, plus (2) each Borrower’s and the Subsidiaries’ consolidated depreciation and amortization expense for such period (including any non-cash compensation paid to Borrowers’ and the Subsidiaries’ officers, directors, employees, and agents), minus (3) any Distributions paid or Capital Stock of each Borrower acquired or any other action taken under Section 7.10 during such period, plus or minus (4) any change in Borrowers’ deferred federal or state taxes during such period, minus (5) unfunded cash Capital Expenditures during such period (including any fixed assets acquired pursuant to a Permitted Acquisition), to (ii) the sum of: (1) the current portion of Borrowers’ long term Debt that came due during such period, plus (2) the current portion of Borrowers’ Capital Lease Obligations that came due during such period. For test dates July 31, 2005 and October 31, 2005, the calculations of Debt Service Coverage Ratio shall be based on the annualized year to date numbers.

“Fees” means the Closing Fee, the Facility Fee, the Equipment Fee, the Late Payment Fee, the Letter of Credit Fees and the Audit Fees.

                        “Interest Payment Date” means:

                    (i)           with respect to each Prime Lending Rate Portion, the last day of each and every month commencing the last such day after the making of such Loan, and the Equipment Loans Maturity Date (in the case of the Equipment Loans), the Revolving Loans Maturity Date (in the case of the Revolving Loans), and the Term Loans Maturity Date (in the case of the Term Loans);

                    (ii)           with respect to each LIBOR Lending Rate Portion, the earlier of: (1) the last day of the Interest Period with respect thereto, or (2) if the Interest Period has a duration of more than three months, every LIBOR Business Day that occurs during such Interest Period every three months from the first day of such Interest Period; and

(iii) with respect to the COF Lending Rate Loans, the last day of each and every month, and the Equipment Loans Maturity Date.”

“Loans” means the Revolving Loans, the Term Loans and the Equipment Loans (each, a “Loan”).

“Notes” means, collectively, the Revolving Notes, the Term Notes and the Equipment Loans Notes (each, a “Note”).

“Revolving Loans Maturity Date” means August 1, 2007.

                    “Total Commitment Percentage” means, with respect to any Lender, the percentage equal to sum of such Lender’s Revolving Loan Commitment, Term Loan Commitment, and Equipment Loan Commitment, divided by the Total Credit.”

(b) The definition of “Interest Period” in Section 1.1 of the Agreement is hereby amended to amend clause (iii) to read as follows:

                    (iii)           no Interest Period respecting a Revolving Loan may extend beyond the Revolving Loans Maturity Date, and no Interest Period respecting the Term Loans may extend beyond the Term Loans Maturity Date.

(c) The following definitions are hereby added to Section 1.1 of the Agreement in alphabetical order:

“Amendment Date” means the date when all of the conditions set forth in Section 4 of Amendment No. 5 have been fulfilled to satisfaction of Agent and counsel.

“Amendment No. 5” means that certain Amendment Number Five to Revolving Credit Agreement, dated as of July 1, 2006, among Borrowers, Agent and Lenders.

“COF” means the ratedetermined by Agent, in its sole discretion, from time to time as its cost of funds, as such rate may change from time to time.

“COF Lending Rate” means the sum of the COF (as of the date the Equipment Loans have been converted to COF Lending Rate Loans pursuant to Borrowers’ exercise of their option under Section 2.4(a)(iii)) plus two and one half percentage points (250 basis points).

          “COF Lending Rate Loans” means the Equipment Loans if the Borrower has elected to convert all of such Loans to bear interest at the COF Lending Rate pursuant to Section 2.4(a)(iii).

          “Equipment” has the meaning given to such term in the Security Agreement.

          “Equipment Fee” has the meaning given to such term in Section 2.15(e).

          “Equipment Loan Commitment” means, with respect to any Equipment Loan Lender, the amount indicated under such Lender’s name on Schedule 1.1 C under the heading Equipment Loan Commitment or, in the case of any Lender that is an assignee Lender pursuant to Section 11.5(c), the amount of the assigning Lender’s Equipment Loan Commitment assigned to such assignee Lender (collectively, the “Equipment Loan Commitments”).

          “Equipment Loan Commitment Percentage” means, with respect to any Equipment Loan Lender, the percentage indicated on Schedule 1.1 C under the heading Equipment Loan Commitment Percentage or, in the case of any Lender that is an assignee Lender pursuant to Section 11.5(c), the percentage of the assigning Lender’s Equipment Loan Commitment assigned to such assignee Lender.

          “Equipment Loan Lender” means each of the Lenders indicated on Schedule 1.1 C under the heading Equipment Loan Lenders, and also means any assignee of such Lender pursuant to Section 11.5(c).

          “Equipment Loans” has the meaning given to such term in Section 2.3(a). “Equipment

          Loans Conversion Date” means June 30, 2006.

          “Equipment Loans Maturity Date” means June 30, 2010.

          “Equipment Loans Notes” means, collectively, the promissory notes executed by each Borrower to the order of each Lender pursuant to Section 2.11(a) to evidence such Lender’s Equipment Loans.

          “Prepaid Principal Amount” means the principal balance of the COF Lending Rate Loans that Borrowers have elected to prepay, or the amount of the principal balance of the COF Lending Rate Loans that Borrowers must prepay because of acceleration, as the case may be.

          “Prepayment Amount” means:

                    (i)          If the Prepaid Principal Amount exceeds Seven Hundred Fifty Thousand Dollars ($750,000), then the Prepayment Amount is the sum of: (x) the Prepaid Principal

Amount; (y) interest accruing on the Prepaid Principal Amount up to, but not including, the Prepayment Date; (z) Five Hundred Dollars ($500.00); plus the present value, discounted at the Reinvestment Rates of the positive amount by which (A) the interest the Equipment Loan Lenders would have earned had the Prepaid Principal Amount not been paid prior to the Equipment Loans Maturity Date at the COF Lending Rate, exceeds (B) the interest the Equipment Loan Lenders would earn by reinvesting the Prepaid Principal Amount at the Reinvestment Rates.

                    (ii)           If the Prepaid Principal Amount is Seven Hundred Fifty Thousand Dollars ($750,000) or less, then the Prepayment Amount is the sum of: (x) the Prepaid Principal Amount; (y) interest accruing on the Prepaid Principal Amount up to, but not including, the Prepayment Date; plus (z) an amount equal to two percent (2%) of the Prepaid Principal Amount.

          “Prepayment Date” means the date of any prepayment of the COF Lending Rate Loans pursuant to Section 2.16(c).

          “Reinvestment Rates” mean the per annum rates of interest equal to one half percent (1/2%) above the rates of interest reasonably determined by Agent to be in effect not more than seven (7) days prior to the Prepayment Date in the secondary market for United States Treasury Obligations in amount(s) and with maturity(ies) which correspond (as closely as possible) to the COF Lending Rate Loans being prepaid.

          “Term Loan Commitment” means, with respect to any Term Loan Lender, the amount indicated opposite such Lender’s name on Schedule 1.1 C under the heading Term Loan Commitment or, in the case of any Lender that is an assignee Lender pursuant to Section 11.5(c), the amount of the assigning Lender’s Term Loan Commitment assigned to such assignee Lender (collectively, the “Term Loan Commitments”).

          “Term Loan Commitment Percentage” means, with respect to any Term Loan Lender, the percentage indicated on Schedule 1.1 C under the heading Term Loan Commitment Percentage or, in the case of any Lender that is an assignee Lender pursuant to Section 11.5(c), the percentage the assigning Lender’s Term Loan Commitment assigned to such assignee Lender.

          “Term Loan Lender” means each of the Lenders indicated on Schedule 1.1 C under the heading Term Loan Lenders, and also means any assignee of such Lender pursuant to Section 11.5(c).

          “Term Loans Maturity Date” means June 30, 2010.

“Term Notes” means, collectively, the promissory notes executed by each Borrower to the order of each Lender pursuant to Section 2.11(a) to evidence such  Lender’s Term Loan.

          “Total Credit” means $21,000,000.

2.3     Term Loans. Section 2.2 of the Agreement is hereby amended as follows:

          2.2          The Term Loans.

          (a)          Several Term Loans. Subject to the terms and conditions hereof, each Term Loan Lender severally agrees to make a term loan (each a “Term Loan” and collectively the “Term Loans”) to Borrowers on the Amendment Date, in an amount equal to each such Term Loan Lender’s Term Loan Commitment, the proceeds of which shall only be used for the purposes allowed in Section 7.1(c). Each Term Loan Lender shall make the amount of such Lender’s Term Loan available to Agent in same day funds, not later than 9:00 a.m. (Pacific time), on the Amendment Date. After Agent’s receipt of the proceeds of such Term Loans, upon the effectiveness of Amendment No. 5, Agent shall apply the proceeds of such Term Loans to repay $2,500,000 of Revolving Loans outstanding on the Amendment Date.

          (b)          Amortization. Borrowers shall pay sixty monthly principal reduction payments on the Term Loans, each in the aggregate amount of $41,667. Each such payment shall be due and payable on the last day of each month commencing July 31, 2005 and continuing on the last day of each succeeding month. On the Term Loans Maturity Date, the outstanding principal balance, and all accrued and unpaid interest under the Term Loans shall be due and payable in full. Borrowers may prepay the Term Loans at any time, in whole or in part, without penalty or premium except as otherwise required by Section 2.7(a) with respect to repayments of LIBOR Lending Rate Portions. All principal amounts so repaid or prepaid may not be reborrowed. Borrowers shall give Agent at least two (2) LIBOR Business Days’ prior written notice of any prepayment of a LIBOR Lending Rate Portion, upon receipt of which, Agent shall promptly give notice to each Term Loan Lender. Upon receipt of any such notice of a prepayment, Agent shall promptly notify each Term Loan Lender thereof. Agent shall, promptly following its receipt of any payment or prepayment of the Term Loans, distribute to each Term Loan Lender its pro rata share (based upon the principal amounts outstanding) of all amounts received by Agent pursuant to this Section 2.2 for each such Term Loan Lender’s respective account. All prepayments shall be applied toward scheduled principal reductions payments owing under this Section 2.2 in inverse order of maturity.

2.4      Equipment Loans. Section 2.3 of the Agreement is hereby amended as follows:

          2.3          Equipment Loans.

          (a)           Several Equipment Loans. Subject to the terms and conditions hereof, from the Amendment Date up to but not including the Equipment Loans Conversion Date, each Equipment Loan Lender severally agrees to make a series of term loans (each, an “Equipment Loan” and collectively the “Equipment Loans”) to or for the benefit of Borrowers, in an amount equal to such Equipment Loan Lender’s Equipment Loan Percentage of each Borrowing of Equipment Loans, up to an aggregate amount not to exceed such Equipment Loan Lender’s Equipment Loan Commitment. Each Borrowing consisting of Equipment Loans shall be advanced directly to the applicable vendor or Borrower, as Borrowers may request. The foregoing to the contrary notwithstanding, (i) each Borrowing consisting of Equipment Loans shall be in an amount, as determined by the Equipment Loan Lenders, not to exceed 100% of Borrowers’ invoice cost (net of shipping, freight, installation, and other so-called “soft costs”) of new Equipment that is to be purchased by Borrowers with the proceeds of such Borrowing, or new Equipment that has been purchased and accepted by Borrowers within 30 days prior to the date of such Borrowing, (ii) the Equipment that is to be acquired or that has been purchased by Borrowers must be acceptable to the Equipment Loan Lenders in all respects, and, except for any Equipment that is or will be installed on any Real Property Collateral upon delivery to Borrowers, not be a fixture, and not be intended to be affixed to real property or to become installed in or affixed to other goods unless waivers or fixture filings acceptable to the Equipment Loan Lenders and Agent have been obtained, and (iii) the Equipment Loan Lenders shall have no obligation to fund any Equipment Loans hereunder to the extent that the making thereof would cause the then outstanding amount of all Equipment Loans to exceed the aggregate Equipment Loan Commitments. On the Equipment Loans Conversion Date, each Equipment Loan Lender’s obligations to make Equipment Loans to Borrowers shall cease. Each Borrowing of Equipment Loans shall be in a minimum amount of $100,000.

          (b)          Payments. From the Amendment Date until the Equipment Loans Conversion Date, no principal payments shall be due on the outstanding Equipment Loans; provided that Borrowers shall make interest payments thereon during such period in accordance with Section 2.4. The aggregate amount of all Equipment Loans outstanding on the Equipment Loans Conversion Date shall be repayable in equal monthly installments of principal, each such installment in an amount equal to 1/48th of the aggregate principal amount of Equipment Loans outstanding on the Equipment Loans Conversion Date, and such installments to be due and payable on the last day of each month commencing July 31, 2006 and continuing on the last day of each succeeding month until the Equipment Loans Maturity Date, whereupon the entire remaining unpaid principal balance of the Equipment Loans together with all accrued but unpaid interest thereon shall be due and payable.

          (c)          Prepayment. Borrowers may prepay the Equipment Loans at any time, in whole or in part, without penalty or premium except as otherwise required by Section 2.16 with respect to prepayments of COF Lending Rate Loans. All principal amounts so repaid or prepaid may not be reborrowed. Agent shall, promptly following its receipt of any payment or prepayment of the Equipment Loans, distribute to each Equipment Loan Lender, its pro rata share (based upon the principal amounts outstanding) of all amounts received by Agent pursuant to this Section 2.3 for each such Lender’s respective account. All prepayments shall be applied toward scheduled principal reductions payments owing under Section 2.3(b) in inverse order of maturity.

2.5 Interest Rates. Section 2.4(a) of the Agreement is hereby amended as follows:

(a) Interest Rate Options.

                              (i)          Revolving Loans. Subject to the terms and conditions hereof, all Revolving Loans, or portions thereof, may be outstanding as either Prime Lending Rate Portions or LIBOR Lending Rate Portions, by designating, in accordance with Sections 2.5(b) and 2.6(b), either the Prime Lending Rate or the LIBOR Lending Rate to apply to all or any portion of the unpaid principal balance of the Revolving Loans; provided, however, there shall be no more than three (3) LIBOR Lending Rate Portions of Revolving Loans outstanding at any time. LIBOR Lending Rate Portions shall be in minimum amounts each of One Million Dollars ($1,000,000).

                              (ii)          Term Loans. Subject to the terms and conditions hereof, the Term Loans, or portions thereof, may be outstanding as either Prime Lending Rate Portions or LIBOR Lending Rate Portions, by designating, in accordance with Sections 2.5(b) and 2.6(b), either the Prime Lending Rate, or the LIBOR Lending Rate to apply to all or any portion of the unpaid principal balance of the Term Loans; provided, however, there shall be no more than two (2) LIBOR Lending Rate Portions of Term Loans outstanding at any time. LIBOR Lending Rate Portions of Term Loans shall be in minimum amounts each of One Million Dollars ($1,000,000).

                               (iii)          Equipment Loans. Subject to the terms and conditions hereof, all Equipment Loans shall be outstanding as Prime Lending Rate Portions; provided, however, at any time from and after the Equipment Loans Conversion Date, Borrowers shall have the option to convert the entire outstanding balance of Equipment Loans to COF Lending Rate Loans upon three (3) Business Days’ prior written notice to Agent.. If Borrowers fail to exercise such option, the Equipment Loans shall continue to be outstanding as Prime Lending Rate Portions from and after the Equipment Loans Conversion Date. Once the Equipment Loans have been converted to COF Lending Rate Loans pursuant to this clause (iii), such COF Lending Rate Loans may not be converted back to Prime Lending Rate Portions.

          2.6          Notice of Borrowing Requirements. Section 2.5 of the Agreement is hereby amended as follows:

                         2.5          Notice of Borrowing Requirements.

(a) Each Borrowing of a Prime Lending Rate Portion shall be made on a Business Day, and each Borrowing of a LIBOR Lending Rate Portion shall be made on a LIBOR Business Day.

                              (b)          Each Borrowing shall be made upon telephonic notice given by a Responsible Officer of Borrowers, followed by a Notice of Borrowing, given by facsimile or personal service, delivered to Agent at the address set forth in the Notice of Borrowing. If for a Prime Lending Rate Portion, Agent shall be given such notice no later than 11:00 a.m., Pacific time, one (1) Business Day prior to the day on which such Borrowing is to be made, and, if for a LIBOR Lending Rate Portion, Agent shall be given notice no later than 9:00 a.m., Pacific time, three (3) LIBOR Business Days prior to the day on which such Borrowing is to be made, and such notice shall state the amount and purpose thereof (subject to the provisions of Section 2.1). Upon receipt of any Notice of Borrowing from Borrowers, (x) Agent shall promptly notify each Revolving Loan Lender or Equipment Loan Lender, as applicable, thereof, (y) each Revolving Loan Lender or Equipment Loan Lender, as applicable, will make the amount of its pro rata share of each Borrowing available to Agent for the account of Borrowers at Agent’s Lending Office for such Loans prior to 10:00 a.m., Pacific time, on the date requested by Borrowers in funds immediately available to Agent and (z) such Borrowing will then be made available to Borrowers by Agent crediting the account of Borrowers on the books of such Lending Office with the aggregate of the amounts made available to Agent by Revolving Loan Lenders and Equipment Loan Lenders, as applicable, and in like funds as received by the Agent.

                              (c)          Neither Agent nor any Lender shall incur any liability to Borrowers in acting upon any telephonic notice which Agent believes in good faith to have been given by a Responsible Officer of Borrowers, or for otherwise acting in good faith under this Section 2.5, and in making any Loans pursuant to telephonic notice.

                              (d)          So long as all of the conditions for a Borrowing of a Loan set forth herein have been satisfied, Agent shall make the proceeds of such Loan available to Borrowers on the applicable Borrowing date by transferring same day funds, equal to the amount of such Loan, in accordance with written disbursement instructions given by Borrowers to Agent, in form and substance satisfactory to Agent and otherwise consistent with Section 7.1

         2.7          Conversion or Continuation Requirements. Section 2.6(a) of the Agreement is hereby amended to add the following sentence at the end thereof as follows:

If Borrowers elect to convert the entire balance of the Equipment Loans to COF Lending Rate Loans after the Equipment Loans Conversion Date pursuant to Section 2.4(a)(iii), such COF Lending Rate Loans may not be converted back into Prime Lending Rate Portions.

2.8 Notes. Sections 2.11(a) and (b) of the Agreement are hereby amended as follows:

                            (a)           Borrowers agree that, upon the request to Agent by any Lender made on or prior to the Amendment Date if and to the extent that such Lender has a Commitment as of the Amendment Date, or in connection with any assignment pursuant to Section 11.5(c), to evidence such Lender’s Loans, each Borrower will execute and deliver to such Lender a Revolving Note, Term Note, and/or Equipment Loans Note, as applicable, substantially in the forms of Exhibit 2.11(a), with appropriate insertions as to payee, date and principal amount (each, as amended, supplemented, replaced or otherwise modified from time to time, a “Note” and, collectively, the “Notes”), payable to the order of such Lender and in a principal amount equal to the sum of such Lender’s Revolving Credit Commitment, Term Loan Commitment, and/or Equipment Loan Commitment, as applicable. Each Note shall (x) be dated the Amendment Date, (y) be payable as provided herein and (z) provide for the payment of interest in accordance with Section 2.4.

                              (b)          The Revolving Loans and Borrowers’ obligation to repay the same shall be evidenced by the Revolving Notes, this Agreement and the books and records of Agent and the Revolving Loan Lenders. The Term Loans and Borrowers’ obligation to repay the same shall be evidenced by the Term Loan Notes, this Agreement and the books and records of Agent and the Term Loan Lenders. The Equipment Loans and Borrowers’ obligation to repay the same shall be evidenced by the Equipment Loans Notes, this Agreement and the books and records of Agent and the Equipment Loan Lenders. Agent shall maintain the Register pursuant to Section 10.13, and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, whether each such Loan is a LIBOR Lending Rate Portion, a Prime Lending Rate Portion or COF Lending Rate Loans, and each Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrowers to each Lender hereunder and (iii) both the amount of any sum received by Agent hereunder from Borrowers and each Lender’s share thereof; provided, however, any failure by Agent to maintain the Register or any such subaccount with respect to any Loan or continuation, conversion or payment thereof shall not limit or otherwise affect Borrowers’ obligations hereunder or under the Notes.

2.9 Fees. Section 2.15(e) is hereby added to the Agreement as follows:

                             (e)          Borrowers shall pay to Agent for the ratable account of the Equipment Loan Lenders a fee (the “Equipment Fee”) in the amount of $5000. The Equipment Fee shall be fully earned and non-refundable, and shall be due and payable in advance on the Amendment Date.

          2.10 COF Lending Rate Loans. Article 2 of the Agreement is hereby amended to add Section 2.16 as follows:

2.16 Prepayments of COF Lending Rate Loans.

(i) Agent and Lenders are not under any obligation to accept any prepayment of the COF Lending Rate Loans except as described below or as required under applicable law. Borrowers may prepay the COF

Lending Rate Loans in increments of Five Hundred Dollars ($500.00) prior to the Equipment Loans Maturity Date as long as (i) Agent is provided written notice of such prepayment at least five (5) Business Days prior to the Prepayment Date; and (ii) Borrowers pays the Prepayment Amount on the Prepayment Date. The notice of prepayment shall contain the Prepayment Date.

          (ii) The Prepayment Amount shall be due and payable on the Prepayment Date, and Borrowers shall pay to Agent, for the account of the Equipment Loan Lenders, as applicable, in addition to any other amount that may then be due hereunder, the Prepayment Amount on the Prepayment Date. Agent, in its sole discretion, may accept any prepayment of the COF Lending Rate Loans even if not required to do so hereunder and may deduct from the amount to be applied against the COF Lending Rate Loans any other amounts required to be paid as part of the Prepayment Amount. Agent’s determination of the Prepayment Amount will be conclusive, absent manifest error. If requested in writing by Borrowers, Agent will provide Borrowers a written statement specifying the Prepayment Amount.

                    (iii)          BY INITIALING BELOW, BORROWERS ACKNOWLEDGE(S) AND AGREE(S) THAT: (A) THERE IS NO RIGHT TO PREPAY THE COF LENDING RATE LOANS, IN WHOLE OR IN PART, WITHOUT PAYING THE PREPAYMENT AMOUNT, EXCEPT AS OTHERWISE REQUIRED UNDER APPLICABLE LAW; (B) BORROWERS SHALL BE LIABLE FOR PAYMENT OF THE PREPAYMENT AMOUNT IF AGENT AND LENDERS EXERCISE THEIR RIGHT TO ACCELERATE PAYMENT OF THE OBLIGATIONS, INCLUDING WITHOUT LIMIT, ACCELERATION UNDER A DUE-ON-SALE PROVISION; (C) BORROWERS WAIVES(S) ANY RIGHTS UNDER SECTION 2954.10 OF THE CALIFORNIA CIVIL CODE, OR ANY SUCCESSOR STATUTE; AND (D) AGENT AND LENDERS HAVE MADE THE LOANS EVIDENCED BY THIS AGREEMENT AND THE NOTES IN RELIANCE ON THESE AGREEMENTS.

BORROWERS’ INITIALS

2.11 Use of Funds. Section 7.1 (c) and (d) of the Agreement are hereby added to the Agreement as follows:

(c) Use any proceeds of the Term Loans for any purpose other than to refinance $2,500,000 of Revolving Loans outstanding on the Amendment Date; or

(d) Use any proceeds of the Equipment Loans for any purpose other than as provided in Section 2.3.

2.12 Financial Condition. Section 7.15 (c) of the Agreement is hereby amended to follows:

(c) the Quick Ratio, measured as of the end of each month, at any time to be less than 0.90:1.00.

2.13 Capital Expenditures. Section 7.12 of the Agreement is hereby amended as follows:

          7.12 Capital Expenditures. Make, or permit any Subsidiary (other than an Excluded Subsidiary) to make, any Capital Expenditures, or any commitments therefor, in excess of Five Million Dollars ($5,000,000) in the aggregate, on a consolidated basis, in any fiscal year; provided, that, if Agent and Lenders shall consent to an acquisition of all or substantially all of the Assets or the business of any other Person (a “Permitted Acquisition”), the fixed assets acquired by Borrowers from such Permitted Acquisition shall be excluded from the calculation of Capital Expenditures for the purposes hereof; provided, further, that Agent and Lender are under no obligation to consent to any such acquisition and Borrowers acknowledge and agree that such consent may be withheld in Agent and Lenders sole and absolute discretion. Without in any way limiting or qualifying the foregoing, any such consent to a Permitted Acquisition by Agent and Lenders shall be based, in part, on Borrowers’ agreement to revise the Debt Service Coverage Ratio and Capital Expenditures covenants giving effect to such Permitted Acquisition and otherwise in form and substance satisfactory to Agent and Lenders in their sole and absolute discretion.

2.14 Remedies. Clause (i) of Section 8.2 of the Agreement is hereby amended as follows:

(i) with the consent of the Majority Lenders, Agent may or upon the request of the Majority Lenders, Agent shall, without notice of its election and without demand, immediately terminate the Revolving Credit Commitments and the Equipment Loan Commitments, whereupon Lenders’ obligation to make Loans to Borrowers and Issuing Lender’s obligation to issue Letters of Credit shall immediately cease;

2.15 Replacement of Affected Lenders. The first paragraph of Section 10.16 of the Agreement is amended as follows:

          10.16 Replacement of Affected Lenders. If any Lender (other than Agent) (x) is owed a material amount of increased costs under Section 2.7 or ceases to be obligated to make LIBOR Lending Rate Loans as a result of the operation of Sections 2.8 or 2.9, (y) refuses to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved pursuant to Section 11.4 by the Majority Lenders, the Revolving Loan Lenders the Revolving Credit Commitment Percentage of which aggregate more than 66.67%, the Term Loan Lenders the Term Loans Commitment Percentage of which aggregate more than 6 6.67% or the Equipment Loan Lenders the Equipment Loans Commitment Percentage of which aggregate more than 66.67%; or (z) is in default of its obligations hereunder, then Agent shall have the right, but not the obligation, to replace such Lender (the “Replaced

Lender”) with one or more Eligible Assignees (collectively, the “Replacement Lender”) provided, that:

2.16 Expenses. Sections 11.3(c) of the Agreement is amended to read as follows:

               (c) each Borrower shall and hereby agrees to indemnify, protect, defend and hold harmless Agent, Issuing Lender and each Lender and their respective directors, officers, agents, employees and attorneys (collectively, the “Indemnified Persons” and individually, an “Indemnified Person”) from and against (i) any and all losses, claims, damages, liabilities, deficiencies, judgments, costs and expenses (including attorneys’ fees and attorneys’ fees incurred pursuant to proceedings arising under the Bankruptcy Code) incurred by any Indemnified Person (except to the extent that it is finally judicially determined to have resulted from the gross negligence or willful misconduct of any Indemnified Person) arising out of or by reason of any litigations, investigations, claims or proceedings (whether administrative, judicial or otherwise), including discovery, whether or not Agent, Is suing Lender or any Lender is designated a party thereto, which arise out of or are in any way related to (1) this Agreement, the Loan Documents or the transactions contemplated hereby or thereby, (2) any actual or proposed use by Borrowers of the proceeds of the Loans, or (3) Agent’s, Issuing Lender’s and Lenders’ entering into this Agreement, the Loan Documents or any other agreements and documents relating hereto; (ii) any such losses, claims, damages, liabilities, deficiencies, judgments, costs and expenses arising out of or by reason of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence on, under or about any Borrower’s operations or property or property leased by any Borrower of any material, substance or waste which is or becomes designated as Hazardous Materials; (iii) any such losses, claims, damages, liabilities, deficiencies, judgments, costs and expenses incurred in connection with any remedial or other action taken by any Borrower or Agent, Issuing Lender or any Lender in connection with compliance by any Borrower with any federal, state or local environmental laws, acts, rules, regulations, orders, directions, ordinances, criteria or guidelines (except to the extent that it is finally judicially determined to have resulted from the gross negligence or willful misconduct of any Indemnified Person); and (iv) all losses and expenses which any Indemnified Person sustains or incurs as a result of (x) any prepayment of the COF Lending Rate Loans prior to the Equipment Loans Maturity Date, for any reason, including termination of this Agreement or pursuant to Section 8.2, or (y) any failure by Borrowers, for any reason, to borrow any LIBOR Lending Rate Portion in accordance with the terms hereof. The indemnification set forth herein shall include, without limitation, all losses and expenses arising from interest and fees that any Lender pays to lenders of funds it obtained in order to fund the Loans to Borrowers at the LIBOR Lending Rate, and all losses incurred in liquidating or re-deploying deposits from which such funds were obtained and loss of profit for the period after termination. If and to the extent that the obligations of Borrowers hereunder are unenforceable for any reason, Borrowers hereby agree to make the maximum contribution to the payment and satisfaction of such obligations to Agent and

Lenders which is permissible under applicable law.

2.17 Amendments and Waivers. Sections 11.4 (iv) and (v) of the agreement are hereby amended as follows:

               (iv)     amend, modify or waive any provision of this Agreement regarding the allocation of prepayment amounts to the Term Loans or the application of such prepayment amounts to the respective installments of principal under the respective Term Loans without the written consent of the Term Loan Lenders the Term Loan Commitment Percentages of which aggregate more than 66.67%; or amend, modify or waive any provision of this Agreement regarding the allocation of prepayment amounts to the Revolving Loans or the application of such prepayment amounts to the respective installments of principal under the respective Revolving Loans without the written consent of the Revolving Loan Lenders the Revolving Loan Commitment Percentages of which aggregate more than 66.67%; or amend, modify or waive any provision of this Agreement regarding the allocation of prepayment amounts to the Equipment Loans or the application of such prepayment amounts to the respective installments of principal under the respective Equipment Loans without the written consent of the Equipment Loan Lenders the Equipment Loan Commitment Percentages of which aggregate more than 66.67%; or

               (v)     subject to clause (i) of this Section 11.4 as it relates to reducing the amount or extending the scheduled date of maturity of any Loan or any installment thereof, amend, modify or waive any provision of (x) Section 2.1 or Section 2.11 (to the extent it relates to Revolving Loans) without the written consent of Revolving Loan Lenders the Revolving Loan Commitment Percentages of which aggregate more than 66.67%; or (y) Section 2.2 or Section 2.11 (to the extent it relates to Term Loans) without the written consent of Term Loan Lenders the Term Loan Commitment Percentages of which aggregate more than 66.67%; or (z) Section 2.3 or Section 2.11 (to the extent it relates to Equipment Loans) without the written consent of Equipment Loan Lenders the Equipment Loan Commitment Percentages of which aggregate more than 66.67%; or

2.18 Reference Provision. Section 11.10 of the Agreement is hereby added as follows:

11.10 Reference Provision.

               (a) The parties prefer that any dispute between them be resolved in litigation subject to a Jury Trial Waiver as set forth in this Agreement, the Notes or the other Loan Documents, but the availability of that process is in doubt because of the opinion of the California Court of Appeal in Grafton Partners LP v. Superior Court, 9 Cal.Rptr.3d 511. This Reference Provision will be applicable until the California Supreme Court completes its review of that case, and will continue to be applicable if either that court or a California Court of Appeal publishes a decision holding that a pre-dispute Jury Trial Waiver provision similar to that contained in this Agreement, the Notes or the other Loan Documents is invalid or unenforceable. Delay in requesting appointment of a referee pending review of any such decision, or participation in litigation pending review, will not be deemed a waiver of this Reference Provision.

               (b)           Other than (i) nonjudicial foreclosure of security interests in real or personal property, (ii) the appointment of a receiver or (iii) the exercise of other provisional remedies (any of which may be initiated pursuant to applicable law), any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement, the Note or the other Loan Documents, will be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in this Agreement, the Notes or the other Loan Documents, venue for the reference proceeding will be in the Superior Court or Federal District Court in the County or District where venue is otherwise appropriate under applicable law (the “Court”).

               (c)          The referee shall be a retired Judge or Justice selected by mutual written agreement of the parties. If the parties do not agree, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. The referee shall be appointed to sit with all the powers provided by law. Each party shall have one peremptory challenge pursuant to CCP § 170.6. Pending appointment of the referee, the Court has power to issue temporary or provisional remedies.

               (d)          The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested to (a) set the matter for a status and trial- setting conference within fifteen (15) days after the date of selection of the referee, (b) if practicable, try all issues of law or fact within ninety (90) days after the date of the conference and (c) report a statement of decision within twenty (20) days after the matter has been submitted for decision. Any decision rendered by the referee will be final, binding and conclusive, and judgment shall be entered pursuant to CCP §644.

               (e)           The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

               (f)           Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

               (g)           The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. The referee’s decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

               (h)           If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act § 1280 through § 1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

               (i)           THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY, AND THAT THEY ARE IN EFFECT WAIVING THEIR RIGHT TO TRIAL BY JURY IN AGREEING TO THIS REFERENCE PROVISION. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR

OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY DISPUTE BETWEEN THEM WHICH ARISES OUT OF OR IS RELATED TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS.

          2.19 Amendment to Schedule 1.1C. Schedule 1.1C of the Agreement is hereby amended and restated in its entirety and replaced with the Schedule 1.1 C attached hereto.

          2.20 Amendment to Exhibit 2.11(a). Exhibit 2.11(a) to the Agreement is hereby amended and restated in its entirety and replaced with the Exhibit 2.11(a) attached hereto.

          3. Conditions Precedent to Effectiveness of Amendment. The effectiveness of this Amendment is subject to and contingent upon the fulfillment of each and every one of the following conditions:

                    (a)          Agent shall have received this Amendment, duly executed by Borrowers, Lenders and Agent;

                    (b)          Agent shall have received an Addendum to Revolving Credit Agreement and an Addendum to Security Agreement, duly executed by Phase Seven, together with all Schedules thereto, in form and substance satisfactory to Agent and Lenders;

                    (c)          Agent shall have received the Notes payable to each Lender in the amount of such Lender’s respective Commitments, duly executed by Borrowers;

                    (d)          Agent shall have received a Stock Pledge Agreement, duly executed by Parent, together with receipt by Agent for the ratable benefit of Lenders of the original certificates evidencing one hundred percent (100%) of the issued and outstanding Capital Stock of Phase Seven, together with undated stock powers with respect thereto, duly executed;

                    (e)          Agent shall have received, for the pro rata account of Lenders, (i) a term loan fee of $6,250, which shall be fully earned and nonrefundable, (ii) the Equipment Fee, which shall be fully earned and nonrefundable and (iii) all Expenses owing on the Amendment Date;

                    (f)          No Material Adverse Effect shall have occurred, as determined by Agent in its reasonable discretion;

                    (g)          No Event of Default, Unmatured Event of Default or Material Adverse Effect shall have occurred;

                    (h)          All of the representations and warranties set forth herein, in the Loan Documents and in the Agreement shall be true, complete and accurate in all respects as of the date hereof (except for representations and warranties which are expressly stated to be true and correct as of the Closing Date);

                    (i)          With respect to Phase Seven:

                         (i)           receipt by Agent of a Certificate of the Secretary of Phase Seven, dated as of the Amendment Date, certifying (1) the incumbency and signatures of the Responsible Officers of Phase Seven who are executing this Agreement and the Loan Documents on behalf of Phase Seven; (2) the By-Laws of Phase Seven and all amendments thereto as being true and correct and in full force and effect; and (3) the resolutions of the Board of Directors of Phase Seven as being true and correct and in full force and effect, authorizing the execution and delivery of this Agreement and the Loan Documents, and authorizing the transactions contemplated hereunder and thereunder, and authorizing the Responsible Officers of Phase Seven to execute the same on behalf of Phase Seven;

                         (ii)           receipt by Agent of Phase Seven’s Articles of Incorporation and all amendments thereto, certified by the Secretary of State of its state of organization and dated a recent date prior to the Amendment Date;

                         (iii)           receipt by Agent of a certificate of status and good standing for Phase Seven, dated a recent date prior to the Amendment Date, showing that Phase Seven is in good standing under the laws of the state of its state of organization;

                         (iv)           receipt by Agent of a certificate signed by the President or a Vice President and/or Chief Financial Officer of Phase Seven, dated as of the Amendment Date, certifying that (1) both immediately before and immediately after giving effect to the transactions contemplated by this Agreement and the Loan Documents, Phase Seven is and will be Solvent; (2) to the best of their knowledge after due and diligent inquiry, the representations and warranties of Phase Seven contained in this Agreement and the Loan Documents are true and correct in all material respects, and (3) to the best of their knowledge after due and diligent inquiry, both immediately before and immediately after giving effect to the transactions contemplated by this Agreement and the Loan Documents, no Event of Default is continuing or shall occur;

                         (v)           receipt by Agent of Uniform Commercial Code and other public record searches with respect to Phase Seven, in each case reasonably satisfactory to Agent; and

                         (vi)           receipt by Agent of copies of insurance binders or insurance certificates for Phase Seven; and

                    (j)           receipt by Agent of such other documents, instruments and agreements as Agent may reasonably request in connection with the transactions contemplated hereunder or to perfect or protect the liens and security interests granted to Agent for the ratable benefit of Lenders in connection herewith.

          4.          Representations and Warranties. In order to induce Agent and Lenders to enter into this Amendment, each Borrower hereby represents and warrants to Agent and Lenders that:

                    (a)           No Event of Default or Unmatured Event of Default is continuing;

                    (b)           All of the representations and warranties set forth in the Agreement and the Loan Documents are true, complete and accurate in all respects (except for representations and warranties which are expressly stated to be true and correct as of the Closing Date); and

                    (c)           This Amendment has been duly executed and delivered by Borrowers, and after giving effect to this Amendment, the Agreement and the Loan Documents continue to constitute the legal, valid and binding agreements and obligations of Borrowers, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, and similar laws and equitable principles affecting the enforcement of creditors’ rights generally.

          5.           Counterparts; Telefacsimile Execution. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile also shall deliver a manually executed counterpart of this Amendment but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

          6.           Integration. The Agreement as amended by this Amendment constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and thereof, and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof and thereof.

          7.          Reaffirmation of the Agreement. The Agreement as amended hereby and the other Loan Documents remain in full force and effect.

[Remainder of page intentionally left blank.]

           IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first hereinabove written.

NATIONAL TECHNICAL SYSTEMS, INC.

By:	// Lloyd Blonder, Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

NTS TECHNICAL SYSTEMS dba NATIONAL TECHNICAL SYSTEMS

By:	// Lloyd Blonder, Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

XXCAL, INC.

By:	// Lloyd Blonder, Vice President, Treasurer and Assistant Secretary

APPROVED ENGINEERING TEST LABORATORIES, INC.

By:	// Lloyd Blonder, Vice President, Treasurer and Assistant Secretary

ETCR, INC.

By:	// Lloyd Blonder, Vice President, Treasurer and Assistant Secretary

ACTON ENVIRONMENTAL TESTING CORPORATION

By:	// Lloyd Blonder, Vice President, Treasurer and Assistant Secretary

PHASE SEVEN LABORATORIES, INC.

By:	// Lloyd Blonder, Vice President, Treasurer and Assistant Secretary

COMERICA BANK, in its capacities as Agent, Issuing Lender and a Lender

By:	// James Ilrang Kim, Vice President

FIRST BANK & TRUST, in its capacity as a Lender

By:	// Pociano F. Oizoh, Vice President

Schedule 1.1C
Schedule of Commitments

Revolving Loan Lender	Revolving Credit Commitment	Revolving Credit Commitment Percentage

Comerica	$9,900,000	60%
First Bank & Trust	$6,600,000	40%

Term Loan Lender	Term Loan Commitment	Term Loan Commitment Percentage

Comerica	$1,500,000	60%
First Bank & Trust	$1,000,000	40%

Equipment Loan Lender	Equipment Loan Commitment	Equipment Loan Commitment Percentage

Comerica	$1,200,000	60%
First Bank & Trust	$800,000	40%